Exhibit 10.01

General Release and Waiver of Claims

In exchange for the severance benefits to be provided to me under the Employment Agreement between me and Neuralstem, Inc. (the “Company”), originally entered into on January 1, 1997 and then subsequently amended on November 1, 2005, January 1, 2008, July 25, 2012 and March 1, 2015 (collectively, the original agreement and all the amendments thereto shall be referred to as the “Employment Agreement”). In connection with my resignation from the positions of President, CEO and in House Counsel, the Company and I have negotiated an amendment to the terms of the Employment agreement, modifying the single, immediately due $1 million payment and other certain severance terms as more fully described on Exhibit A hereto (“Severance”). As a condition to the Severance, I agree that this General Release and Waiver of Claims (the “Release of Claims”) shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, accrued or unaccrued, contingent or otherwise, that I have had in the past, now have, or might now have, in any way related to, connected with or arising out of my employment or its termination, under the Employment Agreement, or pursuant to Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the wage and hour, wage payment and fair employment practices laws and statutes of any applicable state, including any statues regarding anti-discrimination (each as amended from time to time), and/or any other federal, state or local law, regulation or other requirement (collectively, the “ Claims ”), I hereby release and forever discharge the Company, its affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from, and I hereby waive, any and all such Claims. This release shall not apply to (a) any claims that arise after I sign this Release of Claims, including my right to enforce the terms of this Release of Claims or my right to receive the Severance; (b) any claims that may not be waived pursuant to applicable law; (c) any right to indemnification that I may have under the certificate of incorporation or by-laws of the Company, and any Indemnification Agreement between me and the Company or any insurance policies maintained by the Company; or (d) any right to receive any vested benefits under the terms of any employee benefit plans and my award agreements thereunder.

Nothing contained in this Release of Claims shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that I hereby agree to waive my right to recover monetary damages or other individual relief in any charge, complaint or lawsuit filed by me or by anyone else on my behalf.

In signing this Release of Claims, I acknowledge my understanding that I may consider the terms of this Release of Claims for up to twenty-one (21) days from the date I receive it and that I may not sign this Release of Claims until after the date my employment with the Company terminates. I also acknowledge that I am hereby advised by the Company to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Release of Claims. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Chairman of the Company’s Board of Directors and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims as of the date written below.

Signature

Name                     I. Richard Garr

Date Signed

NEURALSTEM, INC.

By:

Name:                   Karl Johe

Title:                    Chairman of the Board

Date signed

EXHIBIT A

Severance Terms

■	Mr. Garr will continue to receive a monthly payment equivalent to his monthly salary at the time of his resignation through March 1 2017.
■	Mr. Garr will receive lump sums of $177,000 on (i) June 1, 2016 (subject to deductions contained below), (ii) January 1, 2017 and (iii) March 1, 2017.
■	Mr. Garr will continue to receive healthcare benefits until March 1, 2017.
■	Mr. Garr will retain a laptop computer and desktop computer owned by Neuralstem, Inc. the value of which shall be deducted from the lump sum to be received on June 1, 2016.
■	Mr. Garr will have such amounts previously advanced to him during January of 2016 shall be deducted from the lump sum to be received on June 1, 2016.